UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2015

Aerojet Rocketdyne Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-01520	34-0244000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Aerojet Road, Rancho Cordova, California		95742
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (916) 355-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On June 8, 2015, Aerojet Rocketdyne Holdings, Inc. (the “Company”) issued a press release announcing the close of escrow for a land sale transaction by the Company’s wholly owned subsidiaries, Aerojet Rocketdyne, Inc. (“Aerojet Rocketdyne”) and Easton Development Company, LLC, to sell approximately 703 acres of entitled land in Northern California.  The transaction closed on May 29, 2015.  A copy of the press release is attached hereto as Exhibit 99.1.

The total potential purchase price for the land is $57.0 million. At closing, the buyer paid $40.0 million in cash and delivered $10.3 million in seller promissory notes secured by a first Deeds of Trust on a portion of the sale property.  Approximately 150 acres of this land, including a 50 acre portion known as “Area 40,” was held back from this escrow closing.  Upon receipt of environmental regulatory approvals,  the contract provides for transfer of the holdback acreage for $6.7 million in cash.

Area 40 is currently subject to EPA restrictions under a Partial Consent Decree with the U.S. Environmental Protection Agency (“EPA”).  Aerojet Rocketdyne is developing a final remediation plan which must be approved by the EPA and other regulatory agencies prior to the use of the land.

If the environmental regulatory approvals do not allow for the development of the 47-acre community park site within the holdback acreage, other lands in Hillsborough have been identified as an “alternative park site.”  If the City of Folsom accepts the dedication of this alternative site in lieu of the currently proposed site for “Community Park West,” then it will be deeded to the city and the $10.3 million seller promissory notes will be reduced by $6.0 million.

Item 9.01  Other Events.

(d)           Exhibits

Exhibit No.	Exhibits

99.1	Press release, dated June 8, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 8, 2015	AEROJET ROCKETDYNE HOLDINGS, INC.

	By:	/s/ Kathleen E. Redd
		Name:	Kathleen E. Redd
		Title:	Vice President, Chief Financial Officer and Assistant Secretary